EXHIBIT 99

FOR IMMEDIATE RELEASE

For more information, contact:
Theresa Costas
Director of Public Relations
Premier Exhibitions, Inc.
tcostas@prxi.com | (404) 842.7747

Premier Exhibitions, Inc. Announces Partnership to Bring
King Tut Exhibition to North America

The Discovery of King Tut Brings One of Archaeology’s Seminal Events to Life in North America for the First Time

January 27, 2014 - Atlanta, GA- Premier Exhibitions, Inc. (“Premier Exhibitions”) (Nasdaq: PRXI), a leading presenter of museum quality touring exhibitions, announced today that it will bring The Discovery of King Tut, an exhibition that recreates one of the greatest discoveries of the 20th century, to North America for the first time.  The partnership with Semmel Concerts GmbH (“Semmel”), gives Premier Exhibitions the exclusive rights to tour the exhibition in North America.  Semmel has successfully toured a similar exhibition in Europe since 2008, with approximately five million people experiencing the exhibition in 20 host cities.

“The addition of The Discovery of King Tut to Premier’s portfolio of traveling exhibition concepts supports our growth strategy by adding compelling content that will captivate, educate and inspire audiences across North America,” said Samuel S. Weiser, president and CEO of Premier Exhibitions.  “Our partnership with Semmel will allow visitors to experience an extraordinary view into the treasures of King Tut as they were when the tomb was first discovered.”

The Discovery of King Tut recreates the moment of Howard Carter’s remarkable finding of the lost tomb of Tutankhamun.  Utilizing over 1,000 reproductions of the treasures discovered in the undisturbed tomb, the exhibition provides an incomparable presentation of not only Carter’s experience of entering the burial chamber for the first time, but also of 18th dynasty Egyptian history.  The objects, beautifully and scientifically reproduced by leading Egyptian artisans, provide the opportunity to experience the splendor of King Tutankhamun’s tomb without compromising the fragile originals, most of which are not permitted to be toured.

“The concept of the exhibition really breaks new ground in presenting ancient Egyptian cultural history,” said Dr. David P. Silverman, Professor of Egyptology at University of Pennsylvania.  “Egyptian antiquities from King Tut’s tomb can no longer travel outside Egypt, but this exhibition will make available nearly 1,000 precise replicas of breathtaking items found among the young pharaohs treasures.”

The Discovery of King Tut will join Premier Exhibitions, Inc.’s portfolio of exhibitions that are renowned for educating and inspiring large audiences around the world.  The Company’s additional exhibitions have collectively been seen by more than 55 million people worldwide, making them among the most attended exhibitions in the world.

“When we began our search for a partner to bring our exhibition to North America for the first time, Premier Exhibitions was a perfect fit,” said says Dieter Semmelmann, CEO of Semmel Concerts GmbH. “Premier’s reputation in the museum-quality touring exhibition industry is unrivaled, and we are delighted to be working with them to give people in North America, for the first time, the chance to experience what a truly phenomenal discovery finding the lost tomb of King Tut really was.”

Host venues and run dates for The Discovery of King Tut will be announced shortly.

About Premier Exhibitions, Inc. -- Premier Exhibitions, Inc. (Nasdaq:PRXI), located in Atlanta, Georgia, is a foremost presenter of museum quality exhibitions throughout the world. Premier is a recognized leader in developing and displaying unique exhibitions for education and entertainment including Titanic: The Artifact Exhibition, BODIES...The Exhibition, Tutankhamun: The Golden King and the Great Pharaohs, Real Pirates in partnership with National Geographic and Pompeii: The Exhibition.   The success of Premier Exhibitions, Inc. lies in its ability to produce, manage, and market exhibitions.  Additional information about Premier Exhibitions, Inc. is available at the Company's web site www.PremierExhibitions.com

About Semmel Concerts GmbH -- Semmel Concerts GmbH, founded in 1991 by Dieter Semmelmann, is now one of the biggest promoters in Germany, presenting more than 1,000 events a year. Whether pop, folk or rock music, or a musical or a show, or else an international exhibition or a cabaret or comedy show, everything that is good and brings people pleasure has a place under the Semmel Concerts logo. A highly-qualified team of more than 100 employees look after the needs of artists and partners alike. In addition to its headquarters in Bayreuth, Semmel Concerts also has several branch offices, including one in Berlin. Since 2000, Semmel Concerts has been part of the listed ticketing service provider, CTS Eventim AG.

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